[Next, Inc. Letterhead]

Dear Fellow Next Inc. Stockholder,

I would like to take this opportunity to reach out to you and provide you with an update on the current status of our company. As many of you already know, year to date, the retail environment in which we operate can only be described as difficult.  Sluggish retail sales, a late arriving spring and summer and rising fuel prices all took a toll on the company’s results in the first half of the year.

Although we can’t change or control the macro environment in which we operate, we have made discernable progress not readily apparent in recent financials. To our credit, and despite the tough retail environment, we have continued to focus our attention on what we can control, such as reducing costs thereby keeping our conversion costs low. We managed our cash flow wisely, doing a good job operating within the unusual economic conditions. The company’s receivables, inventory and payables remain in good condition, along with our working capital and we’re now entering the seasonally more robust part of the year in which we traditionally generate the vast majority of our sales.

As many of you know, Next is extremely dependent on retailers for over 90% of our business. Those of you that follow retail trends know and understand that the lion’s share of sales and profits are generated during the back-to-school and holiday seasons. Additionally, a major portion of our business is collegiate licensed apparel and as such, football is the dominant college licensed sport, which is just now getting underway.

We, as a management team, have learned a great deal from our experience this year and, I believe, we are emerging much stronger and ready to take on the challenges that lay ahead. As we look forward, I’m pleased to tell you that we currently expect major improvements in our top and bottom line numbers through the balance of this fiscal year. Bookings are strong, and so far in the early stages of our peak season, our products’ retail sell-through has been very good. We will still be reliant on “demand immediate business” through the balance of the year and as such, our sales volume could always be affected if retail sales remain sluggish. That being said, June and July were better months both from a top and bottom line perspective and we expect August’s results to be similar to the top line numbers that we have enjoyed in the past.  We also expect our margins to be improved over prior year figures.

The improvement of our margins over prior years, one of the objectives that we outlined in the early days of 2006, is the direct result of executing our business more efficiently, thereby eliminating non-value added activities. In addition, a better supply chain for both domestic and imported goods has contributed also. Improving margins in line with our goals not only helped us to get through a very tough first two quarters but is expected to bode well for the balance of the year and going forward.

The sales strategy that we initiated 16 months ago is beginning to pay dividends. We have been able to develop core programs with key retailers which should help us pick up incremental year round business providing us with more consistent year round sales and be less dependent on immediate demand business. It’s worth noting that we have started doing business with at least 5 new retailers with more on the way.

We have also been working very diligently on licenses and other business opportunities to help bolster our top and bottom line numbers. We have developed new product lines internally that have been very well received by our customers and licensors and we are also working on a couple of other opportunities that, if successful, will go a long way toward diversifying our business, increasing our spring sales and increasing our top line sales.

Over the last year, we have literally retooled the company top to bottom. We are working the plan and executing the business everyday. It really does take time to get all of the strategies, people and products in the right place at the right time. We know there is much work yet to be done but we believe we are on the right track and we remain committed to doing everything within our power to build long term sustainable shareholder value for all us. We also very much understand that these things don’t always manifest themselves in a manner that is readily or immediately visible and we hope that you do too.

Thank you very much for your continued, valuable support.

Sincerely,

/s/ Robert Budd

Robert Budd

CEO

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which contains a safe harbor for forward-looking statements.  The Company relies on this safe harbor in making such disclosures.  The statements are based on management's current beliefs and assumptions about expectations, estimates, strategies and projections.  These statements are not guarantees of future performance or results and involve risks, uncertainties and assumptions that are difficult to predict, including those listed in the Company's most recent Form 10K as filed with the Securities and Exchange Commission.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.